SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

Form 8-K

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

____________________

Tuesday, February 25, 2003
(Date of report)

EMS TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Georgia	58-1035424
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

660 Engineering Drive

Norcross, Georgia 30092

(770) 263-9200

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Item 5. Other Events and Required FD Disclosure.

The Registrant has released to the public earnings guidance (i) of $.12 to $.14 per share for the quarter ending March 29, 2003, and (ii) of $.86 to $.92 for the year ending December 31, 2003. These expectations are based on current internal plans and external business conditions, and are subject to significant risks as set forth below.

The foregoing expectations constitute forward-looking statements. Actual results could differ materially from such expectations as a result of a wide variety of factors. Such factors include, but are not limited to, economic conditions in the U.S. and abroad and their effect on capital spending in the Registrant's principal markets; volatility of foreign exchange rates relative to the U.S. dollar and their effect on purchasing power by international customers, as well as the potential for realizing foreign exchange gains or losses associated with net foreign assets held by the Registrant; successful resolution of technical problems, proposed scope changes, or proposed funding changes that may be encountered on contracts; changes in the Registrant's consolidated effective income tax rate caused by the extent to which actual taxable earnings in the U.S., Canada, and other taxing jurisdictions may vary from expected taxable earnings; the timing of major orders; technological developments by both the Registrant and its competitors; the growth rate for various wireless communications services worldwide; availability of funding for investments in major new satellite programs; the nature and effects of U.S. governmental controls on foreign sales of, and U.S.-Canadian cooperation on, space products; the strength and timing of end-user acceptance of new communications services, such as high-data-rate mobile services; and the Registrant's ability to achieve product development and manufacturing objectives within the cost and timing parameters created by customers and end-users. Additional information concerning such factors is contained in the registrant's Annual Report on Form 10-K for the year ended December 31, 2001.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized in the City of Norcross, State of Georgia, on February 25, 2003.

EMS TECHNOLOGIES, INC.
Date:	February 25, 2003	By:	/s/	William S. Jacobs
William S. Jacobs
Vice President